Exhibit 99.3

USER GUIDE—VIRTUAL MEETING To start To participate online This year, the meeting will take place virtually. Make sure the browser on your device is compatible. You will be able to participate online using You will need the latest version of Chrome, Safari, Edge, your smartphone, tablet or computer. or Firefox. Internet Explorer is not supported. All shareholders and guests will be able to view a live Using your smartphone, tablet or computer, go to the webcast of the meeting. Registered shareholders and duly following address: appointed proxyholders will be able to ask questions and submit their votes in real time Meeting Access You may also provide voting instructions before the meetings.lumiconnect.com/400-324-235-700 meeting by completing the Form of Proxy or voting information form that has been provided to you. You will need the following information to log in: Important Notice for Non-Registered Holders Meeting ID Password Non-registered holders (being shareholders who hold 400-324-235-700 enbridge2025 their shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary) Registered Shareholders who have not duly appointed themselves as proxy may The control number listed on your form of proxy. attend as guests but will not be able to vote or ask questions during the meeting Appointed Proxyholders If you are a non-registered holder and wish to attend and The control number or username provided participate at the meeting, you should carefully follow the by the transfer agent. instructions set out on your voting instruction form and in the management information circular relating to the meeting, in order to appoint and register yourself as proxy, Caution otherwise you will be required to login as a guest. Internal network security protocols including firewalls and For technical support, please email support- VPN connections may block access to the Lumi platform for ca@lumiglobal.com your meeting. If you are experiencing any difficulty connecting or watching the meeting, ensure your VPN setting is disabled or use a computer on a network not To contact Computershare, please call 1-866-276-9479 restricted to security settings of your organization. (toll free in North America) or 1-514-982-8696 (outside North America). Registered Shareholders and Appointed Proxyholders Registered Shareholders Select “I have a login”. Enter the control number listed on your form of proxy and the password above. Guests Appointed Proxyholders Select “I am a guest” and fill in the form. Enter the control number or username provided by the transfer agent and the password above.

To watch the meeting, press on the broadcast icon. On a computer, the broadcast will appear automatically at the right-side once the meeting has started. Once logged in, you will see the home page, where you can access the meeting information, documents and the broadcast. Voting Questions Once voting has opened, the voting tab will appear. To ask a question, select the messaging tab. Type The resolutions and voting choices will be displayed your question within the box at the top of the screen in that tab. and click the send arrow. To vote, select one of To ask a question verbally, send your phone number the voting options. and subject in the messaging tab. The Lumi Your choice will be platform will dial you in the conference. Please mute highlighted. your computer and listen to the meeting on your phone only. This will prevent any delay or feedback A confirmation from occurring. When called upon to ask your message will also question, you will be unmuted. appear to show your vote has been received. The number of resolutions for which you have voted, or not yet voted, is displayed at the top of the screen. You can change your votes until the end of the voting period by simply selecting another choice. You will continue to hear the meeting proceedings. To return to the broadcast tab on mobile, tap on the broadcast button after having voted.